Exhibit 10.1
March 12, 2007
Aldabra 2 Acquisition Corp.
c/o Terrapin Partners LLC
540 Madison Avenue
17th Floor
New York, New York 10022
Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, NY 10020
          Re: Initial Public Offering
Gentlemen:
          The undersigned officer and director of Aldabra 2 Acquisition Corp. (“Company”), in consideration of Lazard Capital Markets LLC (“Lazard”) agreeing to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 15 hereof):
          1. If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote all Insider Shares beneficially owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares.
          2. In the event that the Company fails to consummate a Business Combination within 24 months from the effective date (“Effective Date”) of the registration statement relating to the IPO, the undersigned will (i) cause the Trust Fund to be liquidated and distributed to the holders of IPO Shares and (ii) take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable. The undersigned hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to the Insider Shares beneficially owned by him (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and

Aldabra 2 Acquisition Corp.
Lazard Capital Markets LLC
March 12, 2007

will not seek recourse against the Trust Fund for any reason whatsoever. In the event of the liquidation of the Trust Fund, the undersigned agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) which the Company may become subject as a result of any claim by any vendor, service provider, financing provider or other person who is owed money by the Company for services rendered or products sold or contracted for, or by any target business, but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount of funds in the Trust Fund and only if such a vendor or prospective target business does not execute an agreement waiving any claims against the Trust Fund. Additionally, in the case of a prospective target business that did not execute a waiver, such liability will only be in an amount necessary to ensure that public stockholders receive no less than $10.00 per share upon liquidation.
          3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be an officer or director of the Company, subject to any pre-existing fiduciary and contractual obligations the undersigned might have.
          4. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Lazard that the business combination is fair to the Company’s stockholders from a financial perspective.
          5. Neither the undersigned, any member of the family of the undersigned, nor any affiliate (“Affiliate”) of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided that commencing on the Effective Date, Terrapin Partners LLC (“Related Party”), shall be allowed to charge the Company $7,500 per month, to compensate it for certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room in New York City, that it will provide to the Company. Related Party and the undersigned shall also be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

Aldabra 2 Acquisition Corp.
Lazard Capital Markets LLC
March 12, 2007

          6. Neither the undersigned, any member of the family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate of the undersigned originates a Business Combination.
          7. The undersigned will escrow all of the Insider Shares beneficially owned by him acquired prior to the IPO until one year after the consummation by the Company of a Business Combination subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.
          8. The undersigned agrees to be the Chairman of the Board of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and Lazard and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. The undersigned’s Questionnaire furnished to the Company and Lazard and annexed as Exhibit B hereto is true and accurate in all respects. The undersigned represents and warrants that:
     (a) he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;
     (b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and
     (c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.
          9. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as Chairman of the Board of the Company.

Aldabra 2 Acquisition Corp.
Lazard Capital Markets LLC
March 12, 2007

          10. The undersigned hereby waives his right to exercise conversion rights with respect to any shares of the Company’s common stock owned or to be owned by the undersigned, directly or indirectly, and agrees that he will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.
          11. The undersigned hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. This paragraph may not be modified or amended under any circumstances.
          12. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, the undersigned agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.
          13. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to Lazard and its legal representatives or agents (including any investigative search firm retained by Lazard) any information they may have about the undersigned’s background and finances (“Information”). Neither Lazard nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.
          14. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction . The undersigned hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and (iii) irrevocably agrees to appoint Graubard Miller as agent for the service of process in the State of New York to receive, for the undersigned and on his behalf, service of process in any Proceeding. If for any reason such agent is unable to act as such, the undersigned will promptly notify the Company and Lazard and appoint a substitute agent acceptable to each of the Company and Lazard within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

Aldabra 2 Acquisition Corp.
Lazard Capital Markets LLC
March 12, 2007

          15. As used herein, (i) a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; and (v) Trust Fund” shall mean the trust fund into which a portion of the net proceeds of the Company’s IPO will be deposited.

Nathan Leight
Print Name of Insider

/s/ Nathan Leight
Signature

Exhibit A
     Nathan Leight has served as our chairman of the board since our inception. Mr. Leight is the co-founder and a managing member of Terrapin Partners LLC (including its affiliates), a co-founder and a managing member and the chief investment officer of Terrapin Asset Management, LLC (including its affiliates), and a co-founder and a managing member and the chief investment officer of TWF Management Company, LLC (including its affiliates). Terrapin Partners, established in August 1998, is a private investment management firm focusing on private equity investing. Terrapin Asset Management, established in March 2002, focuses primarily on the management of multi-manager hedge fund portfolios and as of January 31, 2007, managed, or provided sub-advisory services for, more than $450 million of assets. TWF Management Company, established in December 2004, focuses on the management of a water industry-focused hedge fund (The Water Fund, LP), and as of January 1, 2007 managed approximately $50 million. From November 2004 to December 2006, Mr. Leight was the chairman of the board of Aldabra Acquisition Corporation, a blank check company formed to acquire an operating business. In December 2006, Aldabra Acquisition Corporation completed a merger with Great Lakes Dredge & Dock Holdings Corp. Mr. Leight has continued to serve as a director of Great Lakes since December 2006. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of e-STEEL LLC, an industry-specific business-to-business software enterprise, and from January 2000 to May 2002, he served as interim chief executive officer of VastVideo, Inc., a provider of special interest video content and related technology to web sites and interactive television operators. Both e-STEEL and VastVideo were Terrapin portfolio companies. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion specializing in investing in bankruptcies, under-valued securities, emerging markets, and merger arbitrage, and from February 1995 to August 1997 he served as its chief investment officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., a private investment firm, where he oversaw the firm’s proprietary trading department which invested primarily in risk arbitrage and bankruptcy/distressed companies. Mr. Leight received a B.A. from Harvard College (cum laude). Mr. Leight is the cousin of Jonathan W. Berger.